Exhibit 99.1

Special Update Conference Call

February-23-2016

Genius Brands International, Inc.

Special Update Conference Call

February-23-2016

Operator: Good afternoon, ladies and gentlemen. I wanna welcome you to the Genius Brands International Business Update Conference Call.

Prior to starting, I would like to read to you the forward-looking statements. My name is Michael Porter, and I’m President of Porter, LeVay & Rose.

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. With such words: may, might, will should, believe, expect, anticipate, forecast, project, plan, intend, or similar expressions or statements regarding intent, belief, or current expectations are forward-looking statements. While the Company believes that these forward-looking statement are reasonable undue reliance should not be placed on any such forward-looking statements based on information available to us on the date of release. These forward-looking statements are based upon current estimates and assumptions and are subject to various and uncertainties including without limiting--limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Not limited to risk factors retained to its business therein.

At this time, I’d like to turn the meeting over to Andy Heyward, Chairman and CEO of Genius.

Good afternoon, Andy.

Mr. Andy Heyward: Thank you, Michael.

So, yesterday Genius Brands issued a joint press release with Sony announcing a 10-year agreement between the two companies. It’s a transformational deal for Genius Brands, which we anticipate will generate significant revenue earnings across our key business sectors for years to come. I want to talk today about the details and the implications of the deal. And then, I’ll be happy to field any questions as well.

By way of background, the category of children’s entertainment is a multibillion dollar global business annually. Brands like Sesame Street, Spiderman, Frozen, Winnie-the-Pooh, Hello Kitty, Peanuts, WWE, Thomas the Tank Engine, Dora the Explorer, and SpongeBob SquarePants are powerful entertainment engines. They drive billions of dollars of consumer product sales. The major studios: Disney, Warner, Fox, Paramount, Universal, MGM, and Sony control the overwhelming majority of content that comes into the marketplace. Amongst the major studios, the Walt Disney Company and Warner Bros. have traditionally dominated the kid sector. Their home entertainment divisions distribute their content through both traditional physical DVDS and increasingly through digital distribution platforms such as Netflix, and Amazon, Hulu, and iTunes, among others.

Sony Pictures Home Entertainment group despite being a major studio with a continuing flow of major motion pictures and powerful entertainment brands have not held a strong market share here to fore in the kids entertainment space. We believe that the newly announced deal between Genius and Sony will change that and position Genius as a tent pole [sp] in Sony’s new and aggressive kid’s entertainment strategy going forward. There are four key points to this deal. First it is a 10-year commitment by Sony to distribute Genius Brands content across all digital and physical platforms in North America as a major studio and then important and valuable supplier of entertainment content Sony distributes across all of the digital platforms and enjoys tremendous clout with those platforms. As a result, all of Genius properties will now enjoy distribution across those channels. Sony will take a distribution fee from the revenues and the balance is remitted to Genius.

Sony also enjoys tremendous clout in the physical distribution business, that’s DVDs. Not only do they distribute to Wal-Mart, Target, Costco, Best Buy, Toys-R-Us, and other big box retailers, but they also have proprietary racks [sp] in tens of thousands of grocery, drug, and other retail outlets across the country. While there’s a migration from physical DVDs now to digital platforms, the physical DVD distribution business in kid’s entertainment remains a very robust sector.

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Kids DVDs are often distributed with a toy or book or other premium. Once again, Genius Brands properties will now enjoy a dynamic distribution across these tens of thousands of retail outlets, which it previously did not have access to, and the ability to place our licensed consumer products as appropriate with those DVDs. Genius is being paid two million dollars by Sony, which will serve as an advance against sales revenues to be earned by Sony Picture Home Entertainment distribution of Genius properties. Also important to note, it’s not dilutive, and it’ll be stated in the upcoming 10-K as a subsequent event and will significantly increase our already strong cash position.

Second point, Genius Brands expects to be given access to the kid’s content inside in the SPHE catalog, and is substantial. From which we will, one, develop new programming, which we’ll be paid to produce, and which we will then sell worldwide outside the United States, for which we, Genius Brands, will retain distribution rights and earn fees and then share in the proceeds. Additionally, we will become their consumer products agent of those properties for which we are paid fees on all sales and also share in the proceeds. Point three, Genius Brands expects to jointly develop original children’s programming with Sony Pictures Home Entertainment, which Genius will produce. We’ll then sell worldwide outside the U.S., both earning distribution fees and sharing in the revenues. Genius becomes SPHE’s consumer products agent of those properties for which we are both paid fees on all sales and again share in the proceeds. Fourth point to the deal, lastly, Genius Brands expects to do acquisitions of third party produced children’s entertainment, which will be distributed across the Kid Genius channel for tweens and the Baby Genius channel for toddlers. Those are labels by Sony, both physical and digital, and for which we will earn royalties and fees on all sales from dollar one.

With the ever increasing expansion of kid’s outlets and choices of kid’s entertainment, parents, teachers, caregivers, and the like are all more and more concerned about the number of hours that kids spend each day in front of the screen consuming, what I like to refer to as, empty calories. With this deal Genius Brands will become SPHE’s tent pole [sp] partner in kid’s entertainment and will also enable Sony to provide an answer to that concern. It’s important among other things because it’s a validation by a major studio of our core strategy of creating enriching entertainment content for kids and which distinguishes us clearly from pure entertainment offerings such as from Disney, Nickelodeon, Warner Bros., and elsewhere. We consider this a transformational deal now having access to the various output deals across multiple platforms and physical distribution racks literally tens of thousands of retailer grocery stores and drug stores across the country.

The impact of this will position Genius to take market share previously unavailable to us and to increase the revenue potential of our brands. Again, as stated above and important to note, the revenues earned immediately from this transaction are non-dilutive. They’ll be stated in the upcoming 10-K as a subsequent event. It will significantly increase our cash position beyond what is reflected in these forthcoming 10-K statements and will enable us to accelerate our business plan and the launch of the new kid’s brands, which we are also bringing to market this year and their associated revenue. It will help us to overall accelerate the growth of our catalog of kids entertainment, which is the true treasure chest of a company such as ours. We’ve concurrently filed an 8-K of the announcement.

And, now, I will be happy to take any questions.

Operator: Thank you. We will now be conducting a question-and-answer session. If you’d like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you’d like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys.

One moment please while we poll for questions.

Our first question comes from the line of Jim McIlree from Chardan Capital. Please proceed with your question.

Mr. Jim McIlree: Thank you and good afternoon. Congratulations, Andy. It’s a very exciting deal.

Can you talk a little bit about if there are minimum commitments that Sony has made?

Mr. Andy Heyward: The original package will be a series of five products that we are delivering to them, two new ones, three existing ones, which they will put out. There is no limit. They have encouraged us to be very aggressive not only in terms of the content that we will be producing and delivering to them and building this label out, but also in terms of the acquisitions that we make. We are very aggressively scouring the landscape now for content that is out there that we see as positive value content and that is enriching and that will fit into the two different labels, one being Kid Genius, which is for tweens, the other being Baby Genius, which will be a label for toddlers.

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Mr. Jim McIlree: And does Sony determine which content is going to be distributed, or is that something that you arrive at together and then those--?

Unidentified Man: [--Unintelligible--.]

Mr. Jim McIlree: --Properties are distributed?

Mr. Andy Heyward: No. All of the Genius Brands properties will be distributed through this. It’s our determination. We will also choose what properties we acquire and put into the queue to put out into these various channels of distribution. Third party acquisitions that we make will yield revenue from dollar one. The Genius Brand properties will first offset the advance and then will yield revenue from dollar one. Sony takes a distribution fee and the remaining amount is remitted to us.

Mr. Jim McIlree: And what happens when the two million dollar advance is recouped? Is--does Sony come back and re-up on an advance or not?

Mr. Andy Heyward: Good question. There’s no protocol for that in place yet. We certainly could ask them for an additional advance once that’s recouped. We will--once it’s recouped we will just be earning cash flow independent of the advance with obviously nothing against it.

One point that you might note is for an advance of that size to be recouped--they obviously modeled it out themselves, and I’m gonna sort of jump a little bit ahead. We have not done a--we’re not going to give any guidance on the revenue that this deal will generate. But, if you were to model a typical distribution fee, which Sony is taking for this, and what would that result in the gross revenues to us; it would be somewhere around eight million dollars to breakeven that we--that they would have had to expected to see us earn just to break--for just--for them to breakeven on the deal. Of course, they expect they’re going to do more than breakeven, and so do we.

Mr. Jim McIlree: Got it. Okay. And I’m assuming that Sony would like to do more deals like this and build out the entire kid’s entertainment brand. Is that correct, or is it--or they settled on you and others--?

Mr. Andy Heyward: --Well--.

Mr. Jim McIlree: --Will be, you know, less prominent?

Mr. Andy Heyward: I don’t know if they’re going to be doing any others. I don’t think so. As you can imagine, everybody has kind of picked teams already. Disney dominates the category. Warner Bros. is up there as well. All of the other studios have smaller--materially smaller market shares. And we’ve spend a lot of time nurturing this relationship with Sony to get to this place, and they’ve made their bet on us to be their kids partner in this space. We’re going to be not only--as we said, not only having one label that it goes out on, but two labels, one for tweens and one for toddlers.

Mr. Jim McIlree: Right. And when should we start seeing the products at Sony’s distribution outlets?

Mr. Andy Heyward: I would say within two quarters from now. We’ve already begun delivering materials to them.

Mr. Jim McIlree: Okay, that’s--oh just one more thing if I might. So, it doesn’t sound like you have any financial commitments that there’s--you know, the two million that you’re getting from Sony isn’t already spoken for. That two million can be used for general corporate purposes, for product development of other things. Or, is there any tie to that two million? Is there any specific use that Sony has attached to it?

Mr. Andy Heyward: No, none; none whatsoever.

Mr. Jim McIlree: Fantastic. That’s great. Thanks a lot and again congratulations.

Mr. Andy Heyward: Thank you.

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Operator: Our next question comes from the line of James Douglas [sp] from Adirondack Management [sp]. Please proceed with your question, Mr. Douglas.

Mr. James Douglas: Thank you. Hey, Andy, congratulations on the deal.

Mr. Andy Heyward: Thank you.

Mr. James Douglas: I just wanted to ask you, how should we value Genius Brands today with this Sony deal? I mean, right now you’re sitting at about a nine million dollar market cap. The Chardan Initiation Report [sp] had you--had them--they had a price target at $3.50, or roughly $40 million in market cap. So after this deal, what do you see as Genius’s net asset value?

Mr. Andy Heyward: Good question. Well, let me answer that by saying, you’re correct; the total market cap today is nine million dollars. With the addition of this deal that we’ve just completed with Sony, we’re going to be sitting on close to seven million dollars in cash. So, this says to me that we have to do a better job in communicating the value of our company. We have--we’re gonna have seven million dollars of cash in the company in a few days and yet the market has valued the company at nine million dollars.

So, we are taking very proactive steps now to communicate the value of our company. We have a film catalog in addition to our cash. The film catalog today has 86 half hours. It includes Secret Millionaires Club, 26 half hours; Thomas Edison Secret Lab, 26 half hours; Baby Genius, 12; Stanley Mighty 7, 3; Martha & Friends: Holiday Specials [sp], 78 three minute webispodes. Eighty-six half hours are conservatively valued in the marketplace around $200,000 a half an hour. Some catalogs are valued at $300,000 a half an hour.

So, if we were to say, “What do we think our catalog is worth,” well marketplaces value these catalogs at that amount of money. That would be in itself somewhere between $17 and $26 million. That would be the replacement value of that catalog. That just speaks to the negatives--to replace the negatives. We, of course, have consumer products that are going to be coming online from all of these, and we have licensees and products coming into the--some in the market and more--many more coming into the market and that’s a key aspect of our business, the ongoing licensing revenue flow coming on-stream from them. And then, we’ve got licensing revenue flow from our non-entertainment brands: Psycho Bunny, Celessence, and From Frank. We have also a very robust pipeline of products coming to the market over the next year, new products that will materially increase that flow. I’m sure some of you have read we have Llama Llama, which we expect to announce a very serious deal with shortly with a broadcaster. We have Space Pop, and we have a new one, which hasn’t been announced, but for preschool and toddler girls. We have our receivables. We have approximately five million dollars of new contracts that are currently being negotiated and we expect and believe that we will announce still in this quarter. And then, we have some very substantial internal projections. You mentioned the Chardan price target, the pricing of $3--of 350, I think you said, and that was, of course, prior to the announcement of the Sony deal.

So, I think when you add all of these various assets up, not to mention the world class board of directors that’s very active with our company that we have, prominent network presidents that have been leaders in the kid’s space for a long time, a very highly accomplished executive management team that comes from Disney, comes from Hasbro Toys, comes from very, very accomplished backgrounds, all of this we think, you know, speaks to the very substantial value that is in the company today.

Mr. James Douglas: Wow, that’s terrific. All right, that was very thorough. I appreciate that and congratulations again.

Mr. Andy Heyward: Thank you.

Operator: Our next question comes from the line of Joe Reda from Chardan Capital. Please proceed with your question.

Mr. Joe Reda: Hey, Andy, great job. I know you’ve been working hard on that deal behind the scenes.

Mr. Andy Heyward: Thank you. Thank you.

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Mr. Joe Reda: So, Andy, are there any potential claw backs of the two million, or is that yours to keep if this is, you know, a total bust?

Mr. Andy Heyward: Yeah, good question. No, it is completely non-recourse. It is an advance against our earnings that we will have from their sales, and there is no obligation of repayment for any reason it didn’t earn out. Needless to say--I have to say, of course, we don’t expect that would be the case. We’ve got, you know, a very, very robust catalog of brands coming to the marketplace. Sony’s a very professional organization. The people that run their home entertainment group are pros who are just the crème de la crème. They did a very extensive due diligence. They did a very extensive analysis of our catalog. They looked at all of the things in our pipeline, and that’s what drove the deal forward.

Mr. Joe Reda: Wow, all right, great. One last thing, any updates on the channel? I know, again, people try and do evaluation of the company, some of the parts, and I don’t think anyone’s attributing any value to the channel if you can give us an update there.

Mr. Andy Heyward: Yeah, thank you. I forgot to mention the channel. That’s another very important aspect of it. Well, just by way of quick background for those who are not familiar with the channel, Genius has a--I’m not gonna call it a channel. I’m gonna call it a programming surface, if you will, called Kid Genius that is an AVOD product, Advertiser [sp] Video on Demand, product on Comcast. It’s distributed--fully distributed across the entire Comcast system, that’s 21 million U.S. TV households. They enjoy 50 percent of all of the AVOD transactions in America at the same time.

We have a number of different products that are up on the channel. We’ve had continuous growth on the channel. We have about 300,000 viewers currently that are regularly going to see the shows on the channel. We’ve positioned this in what we think is a very attractive way: a lower advertising load than all of the other competitive channels, an environment that’s free from violence and any kind of inappropriate stereotypes, a very positive and advertiser friendly environment for the limited advertising that we will rollout there. We haven’t rolled out advertising yet. We’re still in about the first 90 days of the channel, and we’re gonna build it up. And as it continues to grow, we will then start putting commercial inventory onto it. We think it distinguishes itself from all of the other kid’s channels that are out there, notably Disney Channel, Cartoon Network, Nickelodeon. Those, of course, are multibillion dollar programming services. And we don’t need to hit anything near the delivery that they do to make this very, very valuable.

It’s very hard to get a space on the dial today. You have to have something unique. And Comcast recognized that this was a customer retention tool, especially in an environment where there is “cord cutting” going on, and people are looking to see other alternatives--over the top alternatives. We think the channel’s got huge potential going forward. There’s just a very limited number of these products out there, and this one is distinguished with its mote of, you know, our mantra of content with a purpose.

Mr. Joe Reda: Great. All right, keep plugging away, Andy. Hopefully, the market will appreciate the value here soon.

Mr. Andy Heyward: Thank you.

Operator: Again, if anyone wishes to enter the question queue at this time, please press star-one. Again, the command is star-one to enter the question queue.

Our next question comes from the line of Josh Silverman [sp] from Eroque [sp]. Please proceed with your question.

Mr. Josh Silverman: Andy, first congratulations on this transformative announcement; certainly validation that the market [unintelligible] been looking for.

I have a question. You talked about the different pieces of your franchise. You glossed over--you talked about it, but you glossed a little bit over Space Pop. And it seems to me to be one of the more interesting pieces of the franchise with a significant upside. And just, like, maybe you could talk a little bit more about it, where that is. I’m interested in it.

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Mr. Andy Heyward: Okay. For those of you who are not aware, Space Pop is a property that we will be launching in the third quarter of this year on entertainment and fourth quarter in retail. We have two major retail partners. We’re not at liberty to announce them yet. They will be announced before long that are going to drive the consumer products forward. It’s a music driven property. TV Guide, Log Line [sp], Spice Girls meets Star Wars; five princesses in outer space lead a rebellion through an underground rock band that they have. It is a serialized show. They are done in three minute segments. There’s a music piece inside each segment. Each one ends on a cliffhanger. We have a team of champions working on this that is like murderer’s row.

We’ve got Ron Fair, who is one of the great legions in the music business who is overseeing the music on the show. He’s produced everyone from Christina Aguilera to Black Eyed Peas to Pussycat Dolls and all points in between. We have a--we haven’t announced him yet. So, I’m not going to reference him by name, but the director is one of the most prominent motion picture directors of animation in the world. And he is going to be involved in all aspects of overseeing the animation for us.

The licensing team led by Stone Newman inside our company just came back from Toy Fair in New York, and we have licensees in all major categories now from toys to apparel to probably have about 15 key licensees that will cover all of the major categories. It’s targeted at a whitespace that was left over from the demise of Monster High [sp]. And we’ve gotten extraordinary reaction from licensees and our two launch key retail partners. This will all be announced, and products will appear via a very, very robust entertainment strategy that we will announce as well. We’re going to be having a Licensee Summit in Los Angeles in May. And we’ll be able to talk more about it as we announce our retail partners.

Mr. Josh Silverman: Thanks, Andy. I look forward--.

Mr. Andy Heyward: --Also--.

Mr. Josh Silverman: --To hearing more about it. I definitely look forward to following it--.

Mr. Andy Heyward: --We have a line of young adult books that is complementing the launch as well coming out from Macmillan [sp], and those are gonna be terrific as well.

Mr. Josh Silverman: Well, listen, congratulations again with this portfolio of assets and the cash on the books. This is definitely one of the most undervalued companies I’ve seen in a long time. So, I look forward to the message resonating with the investment community and keep up the good work. Thanks.

Mr. Andy Heyward: Thank you, Josh.

Operator: Our next question comes from the line of Simeon Jabbar [sp] from Silverado Holdings [sp]. Please proceed with your question.

Mr. Simeon Jabbar: Hello, Andy. I came in a little late, but I’m here listening to all the great, great news. What happened with the products that were being sold in Wal-Mart? Are they still selling some of the licensees and some of the products?

Mr. Andy Heyward: Which ones are you talking about? Are you speaking about Baby Genius?

Mr. Simeon Jabbar: Yeah. Yeah, that you told me that Wal-Mart was--.

Mr. Andy Heyward: --Yeah--.

Mr. Simeon Jabbar: --Merchandising--.

Mr. Andy Heyward: --Yeah, yeah--.

Mr. Simeon Jabbar: --Them.

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Mr. Andy Heyward: No, that was Amazon. And those are in Amazon and--.

Mr. Simeon Jabbar: --Amazon, Amazon, yeah, Amazon--.

Mr. Andy Heyward: --Yeah--.

Mr. Simeon Jabbar: --Yeah--.

Mr. Andy Heyward: --Yeah--.

Mr. Simeon Jabbar: --Yeah--.

Mr. Andy Heyward: --Those are in Amazon. We have an exclusive commitment in Amazon through all of 2016, and they will continue to be there. We have about 46 products right there now. And we are in the mist of producing new programming. We wanna bring new programming to the table because that’s very important to have continuing new robust entertainment offerings to drive the products forward. And we are also in talks about having a celebrity spokes mom that will also help bring more--rise it up a little bit in awareness.

Mr. Simeon Jabbar: Great, great. That’s very interesting. And the rest of the products you still can’t tell us who’s going to sell them, the new ones you were speaking about?

Mr. Andy Heyward: Well, the new ones that I was speaking about--Space Pop we have a deal with two very large retailers, and we’re not allowed to announce them yet, but they will be announced before long. One is going to be apparel; one is going to be accessories, and the names will rock everybody. We’re very excited to have them onboard. And, as I said, coming out of Toy Fair the combination of the key retailers that we have and the key licensees that we have, and the key licensees that we have are--as well as the key talent that is involved in crafting of this content we think is going to be a perfect storm.

Mr. Simeon Jabbar: Fantastic. Yeah, we’re very happy, and I think we’re gonna do very, very well. Thank you, Andy.

Mr. Andy Heyward: Thank you.

Operator: Our next question comes from the line of Joseph Dalhousie [sp], a private investor. Please proceed with your question.

Mr. Joseph Dalhousie: Yeah, hey, Andy, very encouraging and positive news today. Congratulations on that. My question or questions are as follows. One, I understood the 2016 financial picture to be really second half weighted given some of the merchandising and licensing deals that you guys had for your existing properties. And in an earlier question you said that some of the Sony revenue could start to flow through in a couple of quarters from now. So, it sounds like this makes the fiscal picture even more second half weighted to the third and fourth quarters. Can you just confirm that that’s the case given the timing of the Sony launch?

Mr. Andy Heyward: Well, we said that we would be cash flow positive in 2016, and we continue to believe that’s the case. We’ll bring in more cash in 2016 than we will spend. This money--this advance comes in now, I should say. So, that’ll be immediately in our first quarter of 2016. Obviously, we have other things going on in 2016 besides this, and we expect the full 2016 on a cash basis to be cash flow positive.

Mr. Joseph Dalhousie: Um-hmm. Does the Sony deal make, I guess, the merchandising and licensing aspect for the holiday sales season, I guess, less concentrated and, I guess, you know, diversifies the revenue picture into more of the distribution arrangements rather than just pure licensing and merchandising from--tied to the properties?

Mr. Andy Heyward: It definitely has an aspect of it to that, but it’s like a pebble you throw in the pond, the ripples of the waves just continue to go out. It has so many different implications to it, and we haven’t scratched the surface yet. We’re just beginning. We have a kickoff meeting with them actually next week, and we’re looking forward to that.

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The racks, for example, that Sony employs are amazing. Think of this that they are in all of these grocery stores and drug stores with proprietary racks that today they have their DVDs in, and, of course, we can put the DVDs there. They will be there, but they will also now start to include the various licensed products that we can package with them. It’s very important for Sony to retain those racks, especially as we see going forward the migration from physical distribution product to a digital distribution world. So, that’s valuable real estate, and we, you know, see a huge opportunity there for us and for our consumer products not just the entertainment products.

Mr. Joseph Dalhousie: Right. That’s great to hear.

Are there any synergies between the Sony deal and the content and, I guess, what you can put on the Comcast channel? Does that help sell--down the road sell advertising to customers? Does it--do you think it further enhances the value of your Comcast channel having Sony, you know, basically backing what you bring to the table?

Mr. Andy Heyward: Absolutely, it’s--I mean it’s--on so many levels. It’s like if you look at the Walt Disney Company they have a perfect mousetrap. It starts with, you know, the motion pictures, or it starts with Disney Channel, and it goes to consumer products. It goes to the broadcast products that they have elsewhere. I mean, it’s everywhere, and they feed into each other.

The fact that we have a distribution label called Kid Genius now supports the fact that we have a channel called Kid Genius, the fact that we have distribution label called Baby Genius. Hopefully, we will start to see something there as well. It’s premature, but that could be a possibility in the future as well with Comcast that we could see something along those lines having a bifurcation of another channel there. Advertising that is available to us, we could cross pollinate using the home video products to advertise--advertising them on the channel. There’s many, many different ways to take advantage of this.

Mr. Joseph Dalhousie: Um-hmm. That’s great to hear. Okay, well, that’s all I had for now. Thanks and good luck down the road.

Mr. Andy Heyward: Thank you.

Operator: Again, if anyone at this time would like to enter the question queue the command is star-one. Feel free to press star-one at anytime to enter the question queue.

Okay, it seems as though there are no further questions at this time. I’ll turn the conference back over to you, Andy, for any closing remarks.

Mr. Andy Heyward: I think I’ve said everything. Thank you all for participating in this today. We’re very excited. We see it as a tremendous opportunity and transformational event in the growth of the company. I’m always here. So, thank you, all.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your time and participation. You may disconnect your lines and have a wonderful rest of your day.

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